Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President — Finance and Treasurer	Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408
LIZ CLAIBORNE INC. REPORTS 2nd QUARTER AND FIRST HALF RESULTS
•	Reports Q2 GAAP Loss per Share from Continuing Operations of ($0.82) and Adjusted Loss Per Share of ($0.48)

•	Announces an Additional $100 Million in Cost Reduction Driven By Further Streamlining Activities

•	Reports Total Debt of $718 Million, a $180 Million Decrease Compared to Q2 2008
New York, NY August 12, 2009 — Liz Claiborne Inc. (NYSE:LIZ) today announced earnings for the second quarter and first half of 2009. For the second quarter of 2009 and on a GAAP basis, the loss per share from continuing operations was ($0.82) compared to a loss per share from continuing operations of ($0.15) for the second quarter of 2008. Adjusted loss per share from continuing operations for the second quarter was ($0.48) (inclusive of a ($0.05) per share non-cash charge resulting from the impact of changes in foreign currency exchange rates on our eurobond) compared to adjusted diluted earnings per share (“EPS”) from continuing operations of $0.11 for the second quarter of 2008.
Net sales from continuing operations for the second quarter were approximately $684 million, a decrease of $280 million, or 29.0%, from the comparable 2008 period. Excluding the impact of a $62 million decrease associated with brands or certain brand activities that have been licensed, closed or exited and have not been presented as part of discontinued operations and fluctuations in foreign currency exchange rates, which reduced net sales by $33 million, net sales decreased $185 million, or 19.2%.
For the first half of 2009, we recorded an operating loss of ($140) million compared to an operating loss of ($34) million in 2008. Adjusted operating loss in the first half of 2009 was ($89) million compared to adjusted operating income of $75 million in 2008. The Company recorded a loss from continuing operations in the first half of 2009 of ($164) million, or ($1.75) per share, compared to a loss from continuing operations in 2008 of ($21) million, or ($0.23) per share. Adjusted loss per share from continuing operations in the first half of 2009 was ($0.86) compared to adjusted diluted EPS from continuing operations of $0.45 in 2008.
Net sales from continuing operations for the first half of 2009 were approximately $1.463 billion, a decrease of $595 million, or 28.9%, from the comparable 2008 period. Excluding the impact of a $150 million decrease associated with brands or certain brand activities that have been licensed, closed or exited and have not been presented as part of discontinued operations and fluctuations in foreign currency exchange rates, which reduced net sales by $110 million, net sales decreased $335 million, or 16.3%.

The adjusted results for the second quarter and first half of 2009 and 2008 exclude the impact of expenses incurred in connection with the Company’s streamlining and brand-exiting activities and non-cash goodwill impairment charges. The Company believes that the adjusted results for the second quarter and first half of 2009 and 2008 represent a more meaningful presentation of its historical operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information”, provide a full reconciliation of actual results to the adjusted results.
William L. McComb, Chief Executive Officer of Liz Claiborne Inc., said: “Our financial results in the second quarter reflect the continuing challenges of turning around under performing businesses in the current recessionary environment as consumer spending and mall traffic, although not deteriorating further, remained at depressed levels compared to last year. Consistent with the outlook we provided on our May call, we posted comparable store sales decreases of 17% at Juicy Couture, 23% at Lucky Brand, 15% at Kate Spade and 12% at Mexx. Although overall adjusted gross margin was down compared to last year, we are encouraged by the improvement in this metric in all three segments compared to first quarter levels.”
Mr. McComb continued, “During the quarter, we continued to strengthen our balance sheet which reflects total debt of $718 million, a $180 million decrease compared to the second quarter of 2008, inclusive of a $60 million decrease due to changes in foreign currency exchange rates. We generated a 22% reduction in inventory compared to last year, including the impact of brands sold, discontinued, or licensed. We issued $90 million in convertible bonds in June and used the proceeds to further reduce our bank debt, increasing availability and enhancing liquidity. This transaction extends the weighted average maturity of our debt and demonstrates our ability to access the capital markets. Cash flow from continuing operating activities was strong once again at $381 million for the last twelve months, including the receipt of $137 million in net income tax refunds and $75 million associated with our sourcing agreement with Li & Fung, resulting in availability of $215 million in our bank credit facility at the end of the quarter.”
Mr. McComb concluded, “For the third quarter, we expect comp store sales declines in the 15-25% range in our Juicy Couture, Lucky Brand and Kate Spade brands. We expect fourth quarter comps to improve as we anniversary the economic downturn that began in September of last year. We are planning for the retail environment to remain fundamentally promotional and expect to see sequential improvement in our second half results. These results will be driven primarily by the cost reductions announced earlier in the year and modest margin expansion resulting from reduced inventories, more responsive merchandising which will reflect a broadening of opening price point items in our product offerings and lower sourcing costs beginning in the fourth quarter, resulting from our sourcing arrangement with Li & Fung. We also look forward to Thomas Grote taking over as the new CEO for Mexx in October and are optimistic that Thomas and his new management team will successfully execute Mexx’s turnaround.”

Additional $100 Million in Cost Reduction
We also announced today an additional $100 million in anticipated cost reduction, driven by further streamlining activities, which is on top of the $70 million program we executed in the first quarter, demonstrating our commitment to improving our operating margin through further reductions in SG&A in addition to gross margin improvements. This will impact all segments in addition to corporate areas, focusing primarily on further distribution center consolidation, outsourcing of certain corporate functions, consolidation of support and production staff at the brand level and store closures in our Mexx business. We expect that the majority of these actions will be completed by the end of the year resulting in a total impact of $100 million in 2010.
The Company will sponsor a conference call at 10:00 am EDT today to discuss its results for the second quarter of 2009. The dial-in number is 1-888-694-4676 with pass code 22905924. The web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available on the website. Additional information on the results of the Company’s operations is available in the Company’s Form 10-Q for the second quarter of 2009, filed with the Securities and Exchange Commission.
SECOND QUARTER RESULTS
Overall Results
Net sales from continuing operations for the second quarter of 2009 were $684 million, a decrease of $280 million, or 29.0% from the second quarter of 2008, primarily due to decreases in our International-Based Direct Brands and Partnered Brands segments. Excluding the impact of a $62 million decrease associated with brands or certain brand activities that have been licensed, closed or exited and have not been presented as part of discontinued operations and fluctuations in foreign currency exchange rates, which reduced net sales by $33 million, net sales decreased $185 million, or 19.2%.
Gross profit as a percentage of net sales was 47.7% in the second quarter of 2009, flat to the comparable 2008 period, principally reflecting a decreased gross profit rate in our International-Based Direct Brands segment, offset by an increased gross profit rate and an increased proportion of sales from our Domestic-Based Direct Brands segment, which runs at a higher gross profit rate than the company average.
Selling, general & administrative expenses (“SG&A”) were $387 million, or 56.6% of net sales in the second quarter of 2009, compared to $482 million, or 50.0% of net sales in the second quarter of 2008, primarily reflecting the following:
•	a $36 million decrease in Partnered Brands and corporate SG&A, inclusive of a $9 million decrease resulting from the licensing of our cosmetics brands;

•	a $24 million decrease due to the impact of changes in foreign currency exchange rates in our international businesses;

•	a $24 million decrease in expenses associated with our streamlining and brand-exiting activities;

•	a $23 million decrease in our Domestic-Based Direct Brands segment;

•	a $16 million decrease associated with our International-Based Direct Brands segment; and

•	a $28 million increase primarily associated with the 2008 retail expansion in our Domestic-Based Direct Brands segment.

A Goodwill impairment non-cash charge was recorded in the second quarter of 2009 in the amount of $1 million in our Partnered Brands segment related to goodwill associated with the earnout payment made to the former owners of Mac & Jac. Based on the current economic environment and other factors, we performed a goodwill impairment test and concluded that the goodwill recorded as a result of the settlement was impaired and recorded a corresponding impairment charge.
Operating loss was ($62) million ((9.0)% of net sales) in the second quarter of 2009 compared to an operating loss of ($22) million ((2.3)% of net sales) in the second quarter of 2008, including $16 million of expenses associated with our streamlining and brand-exiting activities in the second quarter of 2009, compared to $47 million in the second quarter of 2008. Adjusted operating loss in the second quarter was ($45) million ((6.6)% of net sales) compared to adjusted operating income of $25 million (2.6% of net sales) in 2008. The impact of changes in foreign currency exchange rates in our international businesses reduced operating loss by $6 million during the quarter.
Other income (expense), net was ($7) million in the second quarter of 2009 compared to ($1) million in the second quarter of 2008, primarily reflecting the impact of the partial de-designation of the hedge of our investment in euro functional currency subsidiaries, which resulted in the recognition of a foreign currency translation loss on our euro-denominated notes within earnings in 2009.
Income taxes were a benefit of $8 million in the second quarter of 2009 compared to a benefit of $19 million in the second quarter of 2008. Income tax benefits were not recorded for a significant majority of the losses incurred during the second quarter of 2009 as it is likely that such benefits will not be utilized due to the combination of (i) our recent history of pre-tax losses, including goodwill impairment charges recorded in 2008 and 2007; (ii) our ability to carry forward or carry back tax losses or credits and (iii) current general economic conditions.
Loss from continuing operations in the second quarter of 2009 was ($77) million, or ($0.82) per share, compared to a loss from continuing operations in the second quarter of 2008 of ($14) million, or ($0.15) per share. Adjusted loss per share from continuing operations in the second quarter of 2009 was ($0.48) compared to adjusted diluted EPS from continuing operations of $0.11 in the second quarter of 2008.
Net loss in the second quarter of 2008 was ($82) million, inclusive of losses related to discontinued operations of ($5) million, compared to a net loss of ($23) million, inclusive of losses related to discontinued operations of ($9) million, in the second quarter of 2008. Loss per share was ($0.87) in the second quarter of 2009 compared to a loss per share of ($0.25) in the second quarter of 2008.
Balance Sheet and Cash Flow
Inventories decreased 22% to $385 million compared to the second quarter of 2008, primarily due to conservative inventory management across all segments. The impact of changes in foreign currency exchange rates decreased inventories by approximately $20 million, or 3.9% in the second quarter of 2009 compared to the second quarter of 2008.
Accounts receivable decreased $143 million, or 33%, in the second quarter of 2009 compared to the second quarter of 2008, primarily due to sales decreases in our International-Based Direct Brands and Partnered Brands segments. The impact of changes in foreign currency exchange rates decreased accounts receivable by approximately $14 million, or 3.1%, in the second quarter of 2009 compared to the second quarter of 2008.

Cash flow from continuing operating activities for the last twelve months was $381 million, including the receipt of $137 million in net income tax refunds and $75 million associated with our sourcing agreement with Li & Fung.
Debt outstanding decreased $180 million to $718 million compared to $898 million at the end of the second quarter of 2008, inclusive of a $60 million decrease due to changes in foreign currency exchange rates. We ended the quarter with $53 million in cash compared to $100 million in cash at the end of the second quarter of 2008.
Segment Highlights
Domestic-Based Direct Brands segment — consists of the specialty retail, outlet, wholesale apparel, wholesale non-apparel (including accessories, jewelry, and handbags), e-commerce and licensing operations of our three domestic retail-based operating segments: Juicy Couture, Kate Spade and Lucky Brand.
Net sales in our Domestic-Based Direct Brands segment in the second quarter were $251 million, decreasing $44 million, or 15.0%. Excluding the impact of licensing our fragrance operations in the second quarter of 2008 (since we now earn a royalty fee based on the sales of our fragrance products), net sales decreased 8.3%.
Net sales for Juicy Couture were $110 million, a 25.3% decrease compared to 2008. Excluding the impact of licensing our fragrance operations in the second quarter of 2008, net sales decreased 13.4%, primarily driven by decreases in wholesale apparel and non-apparel, partially offset by increases in specialty retail and outlet, reflecting an increased number of stores in 2009 compared to 2008.
—	We ended the quarter with 63 specialty stores and 33 outlet stores, reflecting the net addition over the last 12 months of 15 specialty stores and 8 outlet stores;

—	Average retail square footage in the second quarter was approximately 322 thousand square feet, a 37% increase compared to 2008;

—	Sales per square foot for comparable stores for the latest twelve months were $855; and

—	Comparable store sales decreased 17% in the second quarter.
Net sales for Lucky Brand were $107 million, an 8.8% decrease compared to 2008, primarily driven by decreases in specialty retail and wholesale apparel.
—	We ended the quarter with 194 specialty stores and 41 outlet stores, reflecting the net addition over the last 12 months of 15 specialty stores and 11 outlet stores;

—	Average retail square footage in the second quarter was approximately 574 thousand square feet, a 17% increase compared to 2008;

—	Sales per square foot for comparable stores for the latest twelve months were $477; and

—	Comparable store sales decreased 23% in the second quarter.
Net sales for Kate Spade were $33 million, a 12.1% increase compared to 2008, primarily driven by increases in outlet, reflecting an increased number of stores in 2009 compared to 2008.
—	We ended the quarter with 48 specialty stores and 29 outlet stores, reflecting the net addition over the last 12 months of 15 specialty stores and 6 outlet stores;

—	Average retail square footage in the second quarter was approximately 155 thousand square feet, a 52% increase compared to 2008;

—	Sales per square foot for comparable stores for the latest twelve months were $599; and

—	Comparable store sales decreased 15% in the second quarter.

Domestic-Based Direct Brands segment operating loss in the second quarter was ($9) million ((3.6)% of net sales), compared to operating profit of $10 million (3.4% of net sales) in 2008. Domestic-Based Direct Brands segment adjusted operating loss in the second quarter was ($7) million ((2.9)% of net sales), compared to adjusted operating profit of $18 million (6.2% of net sales) in 2008.
International-Based Direct Brands segment — consists of the specialty retail, outlet, concession, wholesale apparel, wholesale non-apparel (including accessories, jewelry and handbags), e-commerce and licensing operations of Mexx, our international retail-based operating segment.
Net sales in our International-Based Direct Brands segment were $189 million, a 34.8% decrease compared to 2008. Excluding the impact of changes in foreign currency exchange rates, net sales for Mexx decreased 25.3% compared to last year.
—
We ended the quarter with 137 specialty stores, 99 outlets and 232 concessions, reflecting the net addition over the last 12 months of 3 specialty stores and 4 outlet stores and the net closure of 56 concessions;

—	Average retail square footage in the second quarter was approximately 1.482 billion square feet, a 3% increase compared to 2008;

—	Sales per square foot for comparable stores for the latest twelve months were $334; and

—	Comparable store sales decreased 12% in the second quarter, reflecting decreases in our Mexx Europe and Mexx Canada businesses.
International-Based Direct Brands segment operating loss in the second quarter was ($33) million ((17.6)% of net sales), compared to an operating profit of $3 million (0.9% of net sales) in 2008. International-Based Direct Brands segment adjusted operating loss in the second quarter was ($23) million ((11.9)% of net sales), compared to adjusted operating income of $9 million (3.0% of net sales) in 2008.
Partnered Brands segment — consists of one operating segment including the wholesale apparel, wholesale non-apparel, specialty retail, outlet, e-commerce and licensing operations of the Company’s wholesale-based brands.
Net sales in our Partnered Brands segment decreased $135 million, or 35.6%, in the second quarter to $244 million. The $135 million decrease in net sales in our Partnered Brands segment reflected a $40 million decrease associated with brands or certain brand activities that have been licensed, closed or exited and have not been presented as part of discontinued operations in addition to decreases in our Liz Claiborne, licensed DKNY® and Axcess brands.
Partnered Brands segment operating loss in the second quarter was ($19) million ((7.9)% of net sales), compared to an operating loss of ($34) million ((9.1)% of net sales) in 2008. Partnered Brands segment adjusted operating loss in the second quarter was ($15) million ((6.2)% of net sales), compared to ($2) million ((0.5)% of net sales) in 2008.

About Liz Claiborne Inc.
Liz Claiborne Inc. designs and markets a global portfolio of retail-based premium brands including Kate Spade, Juicy Couture, Lucky Brand and Mexx. The Company also has a refined group of department store-based brands with strong consumer franchises including the Liz Claiborne and Monet families of brands, Kensie, Kensiegirl, Mac & Jac, and the licensed DKNY® Jeans Group. For more information visit www.lizclaiborneinc.com.
Liz Claiborne Inc. Forward-Looking Statement
Statements contained herein that relate to the Company’s future performance, financial condition, liquidity or business or any future event or action are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “forecast,” “project,” “expect,” “we believe,” “we are optimistic that we can,” “current visibility indicates that we forecast” or “currently envisions” and similar phrases. Such statements are based on current expectations only, are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some risks and uncertainties involve factors beyond the Company’s control. Among the risks and uncertainties are the following: general market conditions; general economic conditions in the United States, Europe and other parts of the world, including levels of unemployment, consumer confidence, and consumer spending; the Company’s ability to continue to have access on favorable terms to sufficient sources of liquidity necessary to fund ongoing cash requirements, which access may be adversely impacted by a number of factors, including, the level of the Company’s profitability and cash flows, which will be impacted by the level of consumer spending and retailer and consumer acceptance of its products and the availability of borrowings under the Company’s amended and extended bank credit agreement; further adverse changes in the Company’s credit ratings; the Company’s ability to comply with the financial and other covenants and requirements included in its amended and restated credit agreement, including the risk that unless we realize significant increases in our net sales and profitability, we would not expect to be able to comply with our fixed charge coverage covenant under our amended and extended credit facility; interest rate and exchange rate fluctuations; continued difficulties in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed; changes in the cost of raw materials, labor, advertising and transportation; our ability to affect a turnaround of our Mexx Europe business; our dependence to a significant degree on sales to a limited number of large U.S. department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers and at our business partners; our ability to execute successfully on our long-term plans; our ability to respond to constantly changing consumer demands and tastes and fashion trends across multiple product lines, shopping channels and geographies; our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees, both union and non-union; our ability to adequately establish, defend and protect our trademarks and other proprietary rights; our ability to successfully develop or acquire new product lines or enter new markets or product categories, and risks related to such new lines, markets or categories, including the risks associated with our sales of Liz & Co. and Concepts by Claiborne outside of better department stores and risks associated with our Liz Claiborne and Claiborne brands association with known designers and retailers, and consumer acceptance of the resulting products; the impact of the highly competitive nature of the markets within which we operate, both within the United States and abroad; our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices; risks associated with the appointment of Li & Fung as our primary global apparel and accessories buying agent; our ability to manage risks relating to the importation and exportation of product in our international operations that are subject to a variety of legal, regulatory, political and economic risks; and such other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices and such other factors as are set forth in the Company’s 2008 Annual Report on Form 10-K, in the section entitled “Risk Factors,” as updated in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 2009 filed today with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

LIZ CLAIBORNE INC.
CONSOLIDATED BALANCE SHEETS
(All amounts in thousands)
(Unaudited)

	July 4, 2009	July 5, 2008
Assets
Current Assets:
Cash and cash equivalents	$52,910	$100,380
Accounts receivable — trade, net	296,653	439,459
Inventories, net	385,134	496,878
Deferred income taxes	5,576	100,603
Other current assets	123,554	301,670
Assets held for sale	16,649	5,273

Total current assets	880,476	1,444,263

Property and Equipment, Net	510,164	595,819
Goodwill and Intangibles, Net	250,425	995,015
Deferred Income Taxes	2,315	14,264
Other Assets	34,672	22,590

Total Assets	$1,678,052	$3,071,951

Liabilities and Stockholders’ Equity
Current Liabilities:
Short-term borrowings	$139,264	$87,098
Other current liabilities	419,424	606,878

Total current liabilities	558,688	693,976

Long-Term Debt	578,363	811,294
Other Non-Current Liabilities	161,177	114,550
Deferred Income Taxes	37,135	17,009
Stockholders’ Equity	342,689	1,435,122

Total Liabilities and Stockholders’ Equity	$1,678,052	$3,071,951

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts in thousands, except per common share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	July 4, 2009	% of	July 5, 2008	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales

Net Sales	$683,770	100.0%	$963,430	100.0%
Cost of goods sold	357,381	52.3%	503,420	52.3%

Gross Profit	326,389	47.7%	460,010	47.7%
Selling, general & administrative expenses	387,101	56.6%	481,707	50.0%
Goodwill impairment	887	0.1%	—	—

Operating Loss	(61,599)	(9.0)%	(21,697)	(2.3)%
Other expense, net	(7,287)	(1.1)%	(965)	(0.1)%
Interest expense, net	(15,570)	(2.3)%	(9,770)	(1.0)%

Loss Before Benefit for Income Taxes	(84,456)	(12.4)%	(32,432)	(3.4)%
Benefit for income taxes	(7,711)	(1.1)%	(18,607)	(1.9)%

Loss from Continuing Operations	(76,745)	(11.2)%	(13,825)	(1.4)%
Discontinued operations, net of tax	(5,375)		(9,322)

Net Loss	(82,120)		(23,147)
Net (loss) income attributable to the noncontrolling interest	(14)		16

Net Loss Attributable to Liz Claiborne, Inc.	$(82,106)		$(23,163)

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(0.82)		$(0.15)

Net Loss Attributable to Liz Claiborne, Inc.	$(0.87)		$(0.25)

Weighted Average Shares, Basic and Diluted (1)	93,885		93,638

(1)	Because the Company incurred a loss from continuing operations for the three months ended July 4, 2009 and July 5, 2008, all potentially dilutive shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts in thousands, except per common share data)
(Unaudited)

	Six Months Ended		Six Months Ended
	July 4, 2009	% of	July 5, 2008	% of
	(26 Weeks)	Sales	(27 Weeks)	Sales
Net Sales	$1,463,435	100.0%	$2,058,804	100.0%
Cost of goods sold	788,223	53.9%	1,071,743	52.1%

Gross Profit	675,212	46.1%	987,061	47.9%
Selling, general & administrative expenses	812,130	55.5%	1,021,165	49.6%
Goodwill impairment	2,785	0.2%	—	—

Operating Loss	(139,703)	(9.5)%	(34,104)	(1.7)%
Other expense, net	(1,374)	(0.1)%	(3,559)	(0.2)%
Interest expense, net	(29,452)	(2.0)%	(21,873)	(1.1)%

Loss Before Benefit for Income Taxes	(170,529)	(11.7)%	(59,536)	(2.9)%
Benefit for income taxes	(6,451)	(0.4)%	(38,052)	(1.8)%

Loss from Continuing Operations	(164,078)	(11.2)%	(21,484)	(1.0)%
Discontinued operations, net of tax	(9,790)		(32,587)

Net Loss	(173,868)		(54,071)
Net (loss) income attributable to the noncontrolling interest	(383)		113

Net Loss Attributable to Liz Claiborne, Inc.	$(173,485)		$(54,184)

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(1.75)		$(0.23)

Net Loss Attributable to Liz Claiborne, Inc.	$(1.85)		$(0.58)

Weighted Average Shares, Basic and Diluted (1)	93,828		93,202

(1)	Because the Company incurred a loss from continuing operations for the six months ended July 4, 2009 and July 5, 2008, all potentially dilutive shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in thousands)
(Unaudited)

	Six Months Ended
	July 4, 2009	July 5, 2008
	(26 Weeks)	(27 Weeks)
Cash Flows from Operating Activities:
Net Loss	$(173,868)	$(54,071)
Adjustments to arrive at loss from continuing operations	9,790	32,587

Loss from continuing operations	(164,078)	(21,484)

Adjustments to reconcile loss from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	79,922	80,130
Impairment of goodwill	2,785	—
Streamlining initiatives and other asset write-downs	7,999	2,805
Loss on asset disposals, net	4,710	12,855
Share-based compensation	4,423	8,015
Other, net	137	(42)
Changes in assets and liabilities:
Decrease in accounts receivable — trade, net	47,108	9,343
Decrease in inventories, net	76,542	37,272
Decrease (increase) in other current and non-current assets	3,199	(5,464)
Decrease in accounts payable	(40,472)	(30,630)
Increase (decrease) in accrued expenses and other non-current liabilities	19,439	(59,053)
Net change in income tax assets and liabilities	97,838	(71,245)
Net cash used in operating activities of discontinued operations	(11,370)	(18,375)

Net cash provided by (used in) operating activities	128,182	(55,873)

Cash Flows from Investing Activities:
Proceeds from disposition	—	21,252
Purchases of property and equipment	(35,609)	(86,716)
Payments for purchases of businesses	(8,755)	(5,137)
Payments for in-store merchandise shops	(4,978)	(3,133)
Other, net	(721)	(430)
Net cash provided by investing activities of discontinued operations	—	64,776

Net cash used in investing activities	(50,063)	(9,388)

Cash Flows from Financing Activities:
Short-term borrowings, net	(97,810)	(27,005)
Proceeds from issuance of convertible senior notes	90,000	—
Principal payments under capital lease obligations	(2,148)	(2,094)
Dividends paid	—	(10,525)
Payment of deferred financing fees	(37,182)	(1,059)

Net cash used in financing activities	(47,140)	(40,683)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(3,500)	923

Net Change in Cash and Cash Equivalents	27,479	(105,021)
Cash and Cash Equivalents at Beginning of Period	25,431	205,401

Cash and Cash Equivalents at End of Period	$52,910	$100,380

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)

	Three Months Ended		Three Months Ended
	July 4, 2009	% to	July 5, 2008	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
Domestic-Based Direct Brands	$250,863	36.7%	$294,959	30.6%
International-Based Direct Brands	188,555	27.6%	289,221	30.0%
Partnered Brands	244,352	35.7%	379,250	39.4%

Total Net Sales	$683,770	100.0%	$963,430	100.0%

	Three Months Ended		Three Months Ended
	July 4, 2009	% to	July 5, 2008	% to
	(13 Weeks)	Sales	(13 Weeks)	Sales
OPERATING (LOSS) INCOME (a):
Domestic-Based Direct Brands	$(9,131)	(3.6)%	$9,998	3.4%
International-Based Direct Brands	(33,113)	(17.6)%	2,652	0.9%
Partnered Brands	(19,355)	(7.9)%	(34,347)	(9.1)%

Total Operating Loss	$(61,599)	(9.0)%	$(21,697)	(2.3)%

	Three Months Ended		Three Months Ended
	July 4, 2009	% to	July 5, 2008	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
Domestic	$455,832	66.7%	$617,582	64.1%
International	227,938	33.3%	345,848	35.9%

Total Net Sales	$683,770	100.0%	$963,430	100.0%

	Three Months Ended		Three Months Ended
	July 4, 2009	% to	July 5, 2008	% to
	(13 Weeks)	Sales	(13 Weeks)	Sales
OPERATING (LOSS) INCOME:
Domestic	$(21,285)	(4.7)%	$(25,758)	(4.2)%
International	(40,314)	(17.7)%	4,061	1.2%

Total Operating Loss	$(61,599)	(9.0)%	$(21,697)	(2.3)%

(a)	Operating (loss) income includes charges related to streamlining initiatives and brand-exiting activities and goodwill impairment. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information — Segment Reporting” for further information.

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)

	Six Months Ended		Six Months Ended
	July 4, 2009	% to	July 5, 2008	% to
	(26 Weeks)	Total	(27 Weeks)	Total
NET SALES:
Domestic-Based Direct Brands	$510,399	34.9%	$572,874	27.8%
International-Based Direct Brands	397,096	27.1%	631,455	30.7%
Partnered Brands	555,940	38.0%	854,475	41.5%

Total Net Sales	$1,463,435	100.0%	$2,058,804	100.0%

	Six Months Ended		Six Months Ended
	July 4, 2009	% to	July 5, 2008	% to
	(26 Weeks)	Sales	(27 Weeks)	Sales
OPERATING (LOSS) INCOME (a):
Domestic-Based Direct Brands	$(30,294)	(5.9)%	$23,250	4.1%
International-Based Direct Brands	(50,304)	(12.7)%	16,774	2.7%
Partnered Brands	(59,105)	(10.6)%	(74,128)	(8.7)%

Total Operating Loss	$(139,703)	(9.5)%	$(34,104)	(1.7)%

	Six Months Ended		Six Months Ended
	July 4, 2009	% to	July 5, 2008	% to
	(26 Weeks)	Total	(27 Weeks)	Total
NET SALES:
Domestic	$985,587	67.3%	$1,314,060	63.8%
International	477,848	32.7%	744,744	36.2%

Total Net Sales	$1,463,435	100.0%	$2,058,804	100.0%

	Six Months Ended		Six Months Ended
	July 4, 2009	% to	July 5, 2008	% to
	(26 Weeks)	Sales	(27 Weeks)	Sales
OPERATING (LOSS) INCOME:
Domestic	$(71,507)	(7.3)%	$(48,845)	(3.7)%
International	(68,196)	(14.3)%	14,741	2.0%

Total Operating Loss	$(139,703)	(9.5)%	$(34,104)	(1.7)%

(a)	Operating (loss) income includes charges related to streamlining initiatives and brand-exiting activities and goodwill impairment. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information — Segment Reporting” for further information.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(All amounts in thousands, except per common share data)
(Unaudited)
The following tables provide reconciliations of Loss from Continuing Operations to (Loss) Income from Continuing Operations Excluding Streamlining Initiatives and Brand-Exiting Activities and Goodwill Impairment and of Operating Loss to (Loss) Income from Continuing Operations Excluding Streamlining Initiatives and Brand-Exiting Activities and Goodwill Impairment.

	Three Months Ended		Six Months Ended
	July 4, 2009	July 5, 2008	July 4, 2009	July 5, 2008
	(13 Weeks)	(13 Weeks)	(26 Weeks)	(27 Weeks)

Loss from Continuing Operations	$(76,745)	$(13,825)	$(164,078)	$(21,484)
Streamlining initiatives and brand-exiting activities (a)	15,848	46,728	48,386	108,937
Goodwill impairment	887	—	2,785	—
Benefit (provision) for income taxes	14,663	(22,172)	32,615	(45,752)

(Loss) Income from Continuing Operations Excluding Streamlining Initiatives and Brand-Exiting Activities and Goodwill Impairment	$(45,347)	$10,731	$(80,292)	$41,701

Operating Loss	$(61,599)	$(21,697)	$(139,703)	$(34,104)
Streamlining initiatives and brand-exiting activities (a)	15,848	46,728	48,386	108,937
Goodwill impairment	887	—	2,785	—

Operating (Loss) Income Excluding Streamlining Initiatives and Brand-Exiting Activities and Goodwill Impairment	(44,864)	25,031	(88,532)	74,833

Interest expense, net	(15,570)	(9,770)	(29,452)	(21,873)
Other expense, net	(7,287)	(965)	(1,374)	(3,559)
(Benefit) provision for income taxes	(22,374)	3,565	(39,066)	7,700

(Loss) Income from Continuing Operations Excluding Streamlining Initiatives and Brand-Exiting Activities and Goodwill Impairment	$(45,347)	$10,731	$(80,292)	$41,701

Basic Earnings per Common Share from Continuing Operations Excluding Streamlining Initiatives and Brand-Exiting Activities and Goodwill Impairment (b)	$(0.48)	$0.11	$(0.86)	$0.45

Diluted Earnings per Common Share from Continuing Operations Excluding Streamlining Initiatives and Brand-Exiting Activities and Goodwill Impairment (b)	$(0.48)	$0.11	$(0.86)	$0.45

(a)	During the three and six months ended July 4, 2009 and July 5, 2008, the Company recorded expenses related to its streamlining initiatives and brand-exiting activities as follows:

	Three Months Ended		Six Months Ended
	July 4, 2009	July 5, 2008	July 4, 2009	July 5, 2008
	(13 Weeks)	(13 Weeks)	(26 Weeks)	(27 Weeks)
Payroll, lease terminations and asset write-downs	$15,446	$21,501	$48,787	$58,989
Store closure and other costs	402	25,227	(401)	49,948

	$15,848	$46,728	$48,386	$108,937

(b)	As the Company incurred a loss from continuing operations excluding streamlining initiatives and brand-exiting activities and goodwill impairment for the three and six months ended July 4, 2009, all potentially dilutive shares are antidilutive. As such, basic and diluted weighted average shares outstanding are equal for such periods. Adjusted diluted earnings per share for the three and six months ended July 5, 2008 is based on 93,705 and 93,362 weighted average shares outstanding, respectively.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
The following tables provide a reconciliation of Operating (Loss) Income to Adjusted Operating (Loss) Income, which excludes Streamlining Initiatives and Brand-Exiting Activities and Goodwill Impairment.

	Three Months Ended
	July 4, 2009 (13 Weeks)
		International-
	Domestic-Based	Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$250,863	$188,555	$244,352	$683,770

Operating Loss:
As Reported	$(9,131)	$(33,113)	$(19,355)	$(61,599)
Goodwill Impairment	—	—	887	887
Streamlining Initiatives and Brand-Exiting Activities	1,849	10,597	3,402	15,848

Adjusted Operating Loss	$(7,282)	$(22,516)	$(15,066)	$(44,864)

% of Net Sales	(2.9)%	(11.9)%	(6.2)%	(6.6)%

	Three Months Ended
	July 5, 2008 (13 Weeks)
		International-
	Domestic-Based	Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$294,959	$289,221	$379,250	$963,430

Operating Income (Loss):
As Reported	$9,998	$2,652	$(34,347)	$(21,697)
Streamlining Initiatives and Brand-Exiting Activities	8,402	5,916	32,410	46,728

Adjusted Operating Income (Loss)	$18,400	$8,568	$(1,937)	$25,031

% of Net Sales	6.2%	3.0%	(0.5)%	2.6%

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
The following tables provide a reconciliation of Operating (Loss) Income to Adjusted Operating (Loss) Income, which excludes Streamlining Initiatives and Brand-Exiting Activities and Goodwill Impairment.

	Six Months Ended
	July 4, 2009 (26 Weeks)
		International-
	Domestic-Based	Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$510,399	$397,096	$555,940	$1,463,435

Operating Loss:
As Reported	$(30,294)	$(50,304)	$(59,105)	$(139,703)
Goodwill Impairment	—	—	2,785	2,785
Streamlining Initiatives and Brand-Exiting Activities	12,137	14,423	21,826	48,386

Adjusted Operating Loss	$(18,157)	$(35,881)	$(34,494)	$(88,532)

% of Net Sales	(3.6)%	(9.0)%	(6.2)%	(6.0)%

	Six Months Ended
	July 5, 2008 (27 Weeks)
		International-
	Domestic-Based	Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$572,874	$631,455	$854,475	$2,058,804

Operating Income (Loss):
As Reported	$23,250	$16,774	$(74,128)	$(34,104)
Streamlining Initiatives and Brand-Exiting Activities	13,591	12,683	82,663	108,937

Adjusted Operating Income	$36,841	$29,457	$8,535	$74,833

% of Net Sales	6.4%	4.7%	1.0%	3.6%

LIZ CLAIBORNE INC.
AVAILABILITY UNDER REVOLVING CREDIT FACILITY
(In thousands)
(Unaudited)

July 4, 2009

Total Revolving Credit Facility Size (a)	$600,000

Borrowing Base (a)	$387,428

Outstanding Borrowings	138,231

Letters of Credit Issued	34,583

Available Capacity at July 4, 2009	$214,614

(a)	Availability under the revolving credit facility is the lesser of $600 million or a borrowing base comprised primarily of eligible accounts receivable and inventory.